                               SEVERANCE AGREEMENT

     This Severance Agreement ("Agreement") is entered into between William
J. Hoffman, Jr. ("Hoffman") and Logix Communications Enterprises, Inc.
("Logix").

     Whereas, the employment relationship between Hoffman and Logix has been severed and the parties wish to document the terms of the agreement between them concerning severance benefits.

     Now, therefore, it is agreed:

1. DATE OF SEPARATION. The date of separation of employment and the effective date of this Agreement is March 15, 2000.

2. SEVERANCE PAYMENTS. Subject to the terms of this Agreement and applicable tax and withholding requirements, Hoffman shall

    (i) be paid his base salary, plus 34% of his base salary in lieu of all incentive compensation, each month for a period ending on March 14, 2003 (the "Payment Period").

    (ii) receive continued health insurance coverage during the Payment Period, provided that such coverage may be changed or reduced so long as the coverage provided Hoffman is consistent with the coverage provided to Logix employees generally.

    (iii) be entitled to continued participation in the Logix 401(k) retirement plan during the Payment Period, provided that the 401(k) plan may be changed or reduced so long as such changes or reductions apply to all 401(k) participants generally.

The obligation in (ii) above shall automatically cease at such time as Hoffman obtains employment and qualifies for insurance coverage with an employer (including a company controlled by Hoffman) which offers or could offer substantially the same health and medical coverage. At the sole option of Logix it may elect at any time during the Payment Period to accelerate the amount payable under (i) above and pay the full amount for all remaining months in one lump payment, discounted to present value at the rate of 12% per annum, and in the event of such lump sum payment the obligations in (ii) and (iii) above shall also cease. Such lump sum payment shall not shorten the Payment Period as it applies to the other provisions of this Agreement.

Hoffman may retain his cell phone and the Oak Tree Country Club membership, but all expenses of such telephone and membership after the effective date of this Agreement shall be solely the responsibility of Hoffman. Hoffman shall change the responsible account party to himself as soon as possible, and Hoffman indemnifies and saves Logix harmless from all such expenses. Hoffman may also retain internet equipment located in his house.

Except as expressly set forth above, all benefits, reimbursements and perquisities heretofore provided to Hoffman, including, without limitation, life and disability insurance, club memberships, telephone and internet service, and credit cards, shall terminate on the effective date of this Agreement, and all property, equipment, files and information of Logix shall be returned to Logix.

3.  STOCK OPTION PROVISIONS.

(a) VESTED OPTIONS. Logix shall pay Hoffman the sum of $50,000 as compensation for relinquishment and return to Logix of 208,500 Logix Incentive Stock Options previously granted by Logix which have vested. In consideration of this Agreement Hoffman agrees that all rights that he may have concerning all vested Logix options are null and void and of no effect and such options are returned to Logix. Such amount shall be paid on or before May 1, 2000.

(b) UNVESTED OPTIONS. All terms and conditions of the Logix Incentive Stock Option Plan and the option agreements between Logix and Hoffman entered into under such plan, except as expressly modified in this Agreement, remain in full force and effect and unchanged. Hoffman acknowledges that none of the Incentive Stock Options granted to Hoffman by Logix, other than the vested options provided for in subparagraph (a) above, have vested, and that due to his separation no other Logix options will ever vest per the terms of the Logix option plan and the agreements between Hoffman and Logix governing such options, and that the unvested options granted are null and void and of no effect and are relinquished and returned to Logix.

(c) TEXAS UTILITIES TRANSACTION. If, on or before April 30, 2000, a "Texas Utilities Transaction" (as hereinafter defined) occurs between Logix or its shareholders and Texas Utilities (which as used herein shall include Texas Utilities or any person or entity directly or indirectly controlling, controlled by or under common control with Texas Utilities), the provisions of subparagraphs (a) and (b) above shall be inoperative. Instead of and in lieu of the provisions of subparagraphs (a) and (b) above, Hoffman shall have the rights that he would have had if he were still employed by Logix under the "change of control" provisions of the Logix Incentive Stock Option Plan and his options had not terminated due to his severance. For purposes of this subsection (c), a "Texas Utilities Transaction" shall mean the consummation (or the execution of a letter of intent or definitive agreement on or before April 30, 2000 which subsequently results in consummation) by Logix or a majority in interest of Logix's shareholders of (i) a sale to Texas Utilities of at least 51% of the capital stock of Logix, (ii) a merger, consolidation or similar combination of Logix with Texas Utilities, or (iii) a sale to Texas Utilities of at least 51% of the assets of Logix.

(d) DOBSON AGREEMENTS UNAFFECTED. This Agreement is between Hoffman and Logix only and does not affect any rights or obligations of Hoffman under any other agreement arising out of or related to his employment by Dobson Communications Corporation ("Dobson"). Without limiting the generality of such statement, this Agreement and the general release contained in this Agreement shall have no effect on any rights or obligations under or as a result of his interest in (i) the Consulting Agreement between Dobson and Hoffman substantially in the form of Exhibit "A" hereto, (ii) Dobson's 1996 Stock Option Plan as amended, (iii) DCC PIK, L.L.C., or (iv) Dobson Equity, L.L.C.

4. CONFIDENTIALITY AND NO DISPARAGEMENT. In consideration of the Severance Payments, Hoffman agrees that he will not disclose the terms of this Agreement and will not make or publish any negative comments or disparaging remarks about Logix or any of its direct or indirect shareholders, or any of its officers or directors. Logix may disclose the existence and terms of this Agreement as required by law or as necessary for its business purposes. Logix agrees that none of Stephen Dobson, Everett Dobson or Bert Pharis, so long as they are officers, directors or employees of Logix, will make any statement for the purpose of harming Hoffman; provided, however, this shall in no way limit said officers or Logix from candidly describing the historical performance of Logix and the reasons therefore, even if such information would reflect poorly on Hoffman, nor shall this provision in any event or in any way create any liability to Hoffman arising out of any statement with respect to Hoffman which is true.

5. NON-DISCLOSURE AND NON-USE OF CONFIDENTIAL INFORMATION AND TRADE SECRETS. Hoffman agrees and acknowledges that Logix's confidential information and trade secrets belong to and are of great value to Logix. As used herein "Logix confidential information and trade secrets" includes but is not limited to the names, addresses, telephone numbers and service and product preferences of Logix customers and potential customers, as well as other customer information, financial information, cost and pricing information, business plans, expansion plans (including Mongoose information), Logix services information, Logix product and product development information, and Logix sales and marketing plans and programs, but does not include information which at the effective date of this Agreement is generally known to Logix's competitors. In consideration of the Severance Payments, Hoffman agrees not to disclose to any third party or use any such confidential information or trade secrets of Logix. Hoffman further represents and warrants that he has no written confidential information or trade secrets of Logix or computer files containing the same in his possession, and he will not remove from Logix's premises any property, customer lists, documents, files, records, notes, correspondence or other papers (including copies of these materials) relating to the business of Logix, except with the permission of Logix.

6. NON-SOLICITATION OF LOGIX'S EMPLOYEES OR CUSTOMERS. In consideration of the Severance Payments

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    (i)   Hoffman agrees that he will not for any reason, directly or indirectly, in any way, solicit, induce, influence, refer, divert or participate in the referral, solicitation, or diversion of any customer of Logix to switch to or contract for telecommunication services provided by any other company in any of the geographic areas and LATAs (Local Access and Transport Areas) in which Logix transacts business.

    (ii) Hoffman agrees that he will not, either directly or indirectly, separately or in association with others, hire, solicit, persuade or entice any Logix employee to discontinue employment with Logix.

7. TIME LIMIT OF HOFFMAN'S COVENANTS. Hoffman's obligations under paragraph 4 of this Agreement shall never terminate. Hoffman's obligations under paragraphs 5 and 6 of this Agreement shall terminate at the termination of the Payment Period. Hoffman acknowledges that he will be able to earn a livelihood without violating the foregoing restrictions and that the foregoing restrictions are reasonable both in geographical scope and in time.

8. RELEASE OF ALL CLAIMS. By the execution of this Agreement, Hoffman agrees to and does hereby release and disc harge and forever forego any claims, demands, suits, causes of action or other legal rights which he has or may have against Logix, Dobson Communications Corporation, their affiliates and related companies, employees, agents, owners, directors, officers or other representatives which presently exist as a result of his employment with Logix or result from the termination of his employment with Logix. These claims include, but are not limited to, claims under The Civil Rights Act of 1964, The Civil Rights Act of 1991, The Age Discrimination in Employment Act, The Older Workers Benefits Protection Act, The Americans with Disability Act, and any other claim for breach of contract, express or implied, or for liability sounding in tort, and any claim under any state or federal statute or regulation. Hoffman acknowledges that he has received monetary consideration for waiver of any claims that he may have under The Older Workers Benefits Protection Act and The Age Discrimination in Employment Act. Hoffman acknowledges that his signing of this Agreement will serve as his acknowledgement of the receipt of and the acceptance of the considerations described herein as the complete and final settlement and full compensation for any claims or damages of whatever nature suffered in connection with his employment with and the termination of that employment at Logix. This release shall be considered to be final and shall be a complete bar to any legal or equitable action which might be brought by Hoffman in connection with his employment with or the termination of that employment at Logix, except for (i) actions brought to enforce the terms of this Agreement,
(ii) those matters set out in paragraphs 3(c) and 3(d) above, (iii) the Logix 401(k) retirement plan and other benefits set out in paragraph 2 above, or
(iv) any expense reimbursement requests by Hoffman that are unprocessed on the date of this Agreement.

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9.  SEVERABILITY.  In the event that any provision or portion of this
Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the invalid or unenforceable provision shall not effect any other provision of this Agreement, and this Agreement shall be construed as if the invalid or unenforceable provision had never been contained in it.

10. AGREEMENT SUBJECT TO NON-VIOLATION OF FINANCING AGREEMENTS. The obligations of Logix under this agreement are subject to any covenants contained in any present financing, equity sale, or other existing agreement entered into for the purpose of raising operating capital. In the event any such covenant impedes Logix's ability to perform this Agreement (considered in conjunction with similar agreements with other terminated employees), Logix shall nevertheless perform to the extent possible without violating the covenant, and the balance of Logix's performance shall be deferred until it may be permissibly taken.

11. BREACH OF AGREEMENT. Any breach of any term or condition of this Agreement which is uncured before the 30th day following reasonable notice given to Hoffman by Logix of the default will release Logix from any further liability to make the Severance Payments or provide benefits to Hoffman, but will not release Hoffman from his obligations under this Agreement.

12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

13. ENTIRE AGREEMENT, NO ORAL MODIFICATION. This Agreement states the entire agreement between the parties concerning the premises, and no amendment, waiver or modification of any provision of this Agreement shall be valid unless in writing and executed by the parties.

     In Witness Whereof, the parties have executed this Agreement with the intent to be bound and obligated to the terms of the Agreement.

                             Logix Communications Enterprises, Inc.


                             By:
                                --------------------------
                                Albert H. Pharis, Jr., CEO


                                --------------------------
                                William J. Hoffman, Jr.

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                                   EXHIBIT "A"

                         Dobson Communications Corporation
                             13439 Broadway Extension
                          Oklahoma City, Oklahoma  73114


March 29, 2000

William J. Hoffman, Jr.
2017 Wickshire Circle
Edmond, OK  73013

Re:  Employment Agreement

Dear Chip:

This letter will constitute the employment agreement with Dobson Communications Corporation ("Dobson") for consulting services to be performed by you as an employee of Dobson. The services to be performed will be those that are mutually agreed between us from time to time. Your compensation will be $1,000 per year to be paid annually in arrears, without proration for partial years, and will be subject to applicable withholding. You will have no employee benefits other than the specified yearly compensation and continuation of your vesting in the stock options previously granted to you, as such vesting is provided for under the terms and conditions of the Dobson Communications Corporation 1996 Stock Option Plan, as amended ("Dobson Option Plan").

This agreement will be for a period of one year from January 1, 2000, and will be renewed automatically a maximum of two renewals on each anniversary of that date, unless you give notice to Dobson that you elect to not renew on or before the expiration of the agreement. This agreement may be immediately terminated by Dobson at any time for cause, which shall include, but not be limited to, any of the actions specified in paragraph 7 of the Dobson Option Plan.

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This agreement is contingent upon your execution of a severance agreement containing a general release of Logix Communications Enterprises, Inc. ("Logix") concerning the termination of your employment with Logix, and your full and continued compliance with that agreement. Your employment hereunder with Dobson is not contingent upon continued employment with Logix or its affiliates. If this agreement is acceptable to you, please sign this letter in the space provided below.

Sincerely,



Everett Dobson

AGREED:


---------------------------
  William J. Hoffman, Jr.